RESEARCH AGREEMENT

This Research Agreement (the “Agreement”) made this 15th day of November, 2011, (“Effective Date”) by and between Proteonomix Inc., located at 187 Mill Lane, Mountainside, NJ 07092 (“Company”) and University of Miami, a not-for-profit corporation having administrative offices at 1400 NW 10th Ave, 10th Floor, Miami, FL 33136 (“Institution”).  (Company and Institution may be referred to individually as a “Party” and jointly as “Parties”).

WHEREAS, Andreas G. Tzakis, M.D., Ph.D. and Ian K. McNiece, Ph.D., employees of Institution, acting as the Principal Investigators for the Study (“Principal Investigators”), intend to conduct an investigator initiated and sponsored entitled:  “UMK 121 in Patients with Liver Disease” (the “Study”); and

WHEREAS, the research contemplated by this Agreement is of mutual interest and benefit to Institution and Company; and

WHEREAS, Company is willing to provide partial funding support to Institution for the research described in Exhibit A attached hereto and incorporated by reference.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants expressed herein and for other good and valuable consideration, the Parties agree as follows.

I. Responsibilities of Company.  Company agrees to provide Institution with partial funding in support of the Study in accordance with the schedule listed in Exhibit A, attached hereto and incorporated by reference. Institution will use Company-provided funds solely for purposes of the Study.

II. Responsibilities of Institution.

II.1. Institution shall perform the Study in compliance with all laws and regulations that apply to the Study (“Applicable Law”), including, but not limited to 21 CFR Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 42 CFR Parts 160 and 164 (the HIPAA Privacy Rule).  Neither Party nor the Principal Investigators shall use any biological materials for any purposes not allowed by the protocol, the informed consent document, and the HIPAA authorization signed by the subject providing the material.  Any biological materials remaining at the end of the Study shall be destroyed or handled consistent with the informed consent form or HIPAA authorization under which they were obtained.

II.2. Principal Investigators shall perform the Study as described in the final protocol developed by Principal Investigators, listed in Exhibit B (“Protocol”).  The Principal Investigators shall submit the Protocol for review and approval to the appropriate review authorities, including, among others, the Institutional Review Board ("IRB") having jurisdiction over the facilities in which the Study will be conducted. Institution and Principal Investigators shall provide Company with written evidence of review and approval of the Study by the IRB prior to the initiation of the Study at Institution and, if applicable, the IRB’s continuing review and approval of the Study. The Study shall be conducted in accordance with the Protocol, as approved by the IRB, as the same may be changed from time-to-time in accordance with prudent research practices. Changes to the Protocol may be made (a) in accordance with the procedures outlined in the Protocol, or (b) by agreement of the Institution, Company and the Principal

Investigators. Changes to the Protocol shall be accompanied by such notification, review, and/or approval of the IRB as may be required by applicable law and/or the Protocol.

II.3. All case report forms, reports, publications and data generated during the course of this Study (the “Study Data”) are the property of Institution and may be used by Institution for any purpose whatsoever consistent with the approved informed consent documents and Applicable Law. Notwithstanding the above, after Institution publishes the results of the Study in accordance with Article VI, which the Institution shall use reasonable efforts to publish not more than three (3) months following the termination of this Study, Company may use the Study Data for internal research and development purposes.

II.4. Institution shall maintain records and data related to this Agreement in compliance with all applicable requirements, including without limitation, the Agreement and any Applicable Laws.

II.5. If for any reason a Principal Investigator becomes unavailable to conduct the Study, Institution shall promptly so notify Company. If the parties cannot agree upon a mutually acceptable successor to Principal Investigator, all further enrollments of subjects into the Study shall immediately cease and this Agreement may be terminated by either party.

II.6. After completion of the Study, Principal Investigators shall publish the results of the Study in accordance with Article VI below.

III. Term and Termination.

III.1. The term of this Agreement shall begin on the Effective Date and shall continue for a period of two (2) years unless terminated earlier as provided for herein (the “Term”).

III.2. The Agreement may be terminated by Institution at any time upon thirty (30) days prior written notice.  Additionally, either Party may terminate this Agreement upon the breach of any term of this Agreement if said breach remains uncured within thirty (30) days upon receiving notice thereof. Additionally, either Party may terminate this Agreement immediately if necessary to protect the health, safety or welfare of Study subjects.

III.3. Upon receipt of any notice of termination or suspension, Institution and Principal Investigators agree that no additional Study subjects will be enrolled in the Study. Any Study subjects already enrolled in the Study will be phased-out as deemed appropriate by Company and Principal Investigators.

III.4. Upon termination, Company shall pay all costs accrued by Institution in accordance with Exhibit A, including, but not limited to, study activities, partial or complete, that Institution performed prior to termination, non-cancelable third-party obligations, medically-necessary continuing care of Subjects, and reasonable costs incurred because of the cancellation, suspension or early termination, and other non-cancelable obligations for the term of the Agreement.

III.5. The obligations of the Parties under Sections 2.3 2.4, 3.3, 3.4, 3.5, Articles IV for the time period set forth therein, V, VI for the time periods set forth therein; VII, VIII, IX, XIV and XVII shall survive the expiration or termination of this Agreement as well as any other terms which by their intent or meaning are intended to so survive.

IV.

Confidential Information.

IV.1. For the purposes of this Agreement, “Confidential Information” includes but is not limited to information which is not generally available to the public and which in nature is confidential and proprietary to the disclosing party, including, without limitation, information relating to Company’s and Institutions research and development, clinical trials, manufacturing processes, operations, business plans, market analysis and product concepts, the Study drug and all information related thereto, study material, ideas and developments.  Confidential Information also includes any reports or data generated under this Agreement, for example without limitation, any Study Report or Study Data generated under this Agreement, and the Protocol.  The Institution will have the first right to publically present the Study Report and Study Data.  Once the Institution publically presents the Study Report or Study Data, such Report or Data will no longer be considered Confidential Information.  Confidential Information includes not only written information, copies, CD Rom, abstracts or summaries thereof or references thereto in other documents provided by the disclosing party, but also information transferred orally, electronically or by other means.

IV.2. The receiving party shall not disclose such Confidential Information to any third party or use such information for any purpose other than the performance of this Agreement without the prior written consent of the disclosing party.  The receiving party agrees to protect said Confidential Information in a manner consistent with its procedures for protecting other confidential information  The Parties agree that the Confidential Information may be disclosed to employees and agents of the receiving party on a need to know basis in the performance of the Study, and the receiving party shall make such persons aware of the confidentiality obligations set forth in this Article IV and shall be responsible for any breach of these obligations by any such person.

IV.3. The provisions of Section 4.2 shall not apply to any information that: (i) was known or used by the receiving party prior to its date of disclosure by the disclosing party as evidenced by its prior written records (ii) is published or generally known to the public, either before or after the date of the disclosure by the disclosing party to  receiving party through no fault or omission on the part of the  receiving party or any affiliated person; (iii) is disclosed lawfully to  receiving party without breach of an obligation of confidentiality to the disclosing party by sources rightfully in possession of the information to the receiving party’s knowledge; (iv) is developed independently by the  receiving party without reference to or reliance upon the Confidential Information as evidenced by its prior written records; or (v) is required to be disclosed by receiving party to comply with applicable laws, as well as the specific disclosures to be made as set forth in Exhibit C hereto, to defend or prosecute litigation or to comply with  governmental regulations; provided, however, that receiving party provides prior written notice of such disclosure to the disclosing party within sufficient time to give the discloser a reasonable period to contest such order.

IV.4. The obligations of non-disclosure and non-use contained herein shall continue with respect to all Confidential Information for a period of five (5) years from the date of termination or expiration of this Agreement.

V.

Intellectual Property and Inventions.

V.1. Pre-existing Intellectual Property. Ownership of inventions, discoveries, works of authorship and other developments existing as of the Effective Date hereof, together with all patents, copyrights, Company’s and/or Institution’s respective Confidential Information, trade secret rights and other intellectual property rights therein (collectively, “Pre-existing Intellectual Property”), is not affected by this Agreement, and neither Institution nor Company shall have any claims to or rights in any Pre-existing Intellectual Property owned, controlled, licensed to, and/or subject to assignment to the other Party, except as may be otherwise expressly provided in any other written agreement between the Parties.

V.2. Inventions. For purposes hereof, the term “Inventions” means all inventions, discoveries, developments and intellectual property of any type first conceived or reduced to practice or otherwise discovered or developed by either Party or any of such entity’s personnel, whether patentable or not, in connection with performance of the Study pursuant to the Protocol or based upon Confidential Information.  Title to all Inventions arising from this Study shall vest solely with Institution.

V.3. License. As to any Institution Invention directly arising from the Study, Institution and the relevant Principal Investigators shall grant Company an option, exercisable within thirty (30) days following notice of an invention, to obtain irrevocable, perpetual, non-exclusive, worldwide, royalty-free in and to such Institution Invention (the “License”), which License shall include the right to sublicense and assign. Upon Company’s exercise of its option with regard to any particular Institution Invention, Institution and Company will negotiate in good faith for up to six (6) months in an attempt to reach a license agreement satisfactory to both parties. If an agreement is not reached by the end of that period, Company’s rights to that Institution Invention will expire, and Institution may license Institution Invention to third-parties without obligation to Company. Institution grants Company, for the term of the negotiation period, a non-exclusive, worldwide, royalty-free license on Institution’s rights to the Institution Invention for Company’s internal research purposes only. Institution and the relevant Principal Investigators shall take appropriate steps to reasonably ensure that all of its Study personnel are obligated to grant the License to Company and will cooperate to effect the foregoing. Institution shall retain, at all times, a non-exclusive free license to use Institution Inventions to perform the Study, for its internal educational, non-commercial research, and patient care purposes, and to comply with any applicable laws and regulations.

VI.

Publication.

6.1

Institution shall have the right consistent with academic standards to publish or present the results of the Study provided that the manuscript, abstract or other material proposed to be published or presented (“Proposed Publication”) shall be submitted to Company at least thirty (30) days prior to submission for publication or presentation to permit Company to request removal of any of Company’s Confidential Information contained therein and to protect its rights to any patentable Company Intellectual Property.  Company shall complete its review within thirty (30) days after receipt of the Proposed Publication.  If Company believes that any Proposed Publication contains any information relating to any patentable Company Intellectual Property, the disclosure of such Proposed Publication shall be delayed for up to forty five (45)

days from the date of receipt of the Proposed Publication to permit the filing of a patent application.  If Company believes that any Proposed Publication contains Company’s Confidential Information, Company shall so notify Institution and Institution shall remove any such Company Confidential Information prior to publication or presentation.

6.2

This Article VI shall survive termination or expiration of this Agreement; provided, however, the obligations of Institution under this Article VI with respect to Confidential Information shall terminate in accordance with the termination date set forth in Article IV herein.

6.3

If required, Institution shall register the Study on www.clinicaltrials.gov, or any other registry with requirements consistent with the policy of the International Committee of Medical Journal Editors (De Angelis C, et al., Clinical trial registration: a statement from the International Committee of Medical Journal Editors, Ann Intern Med 2004; 141:477-8, as amended from time to time, the “ICMJE Policy”), in a manner consistent with Institution’s guidelines regarding the ICMJE Policy.

VII.

Indemnity.

VI.

VII.

VII.1. The Company agrees to defend, hold harmless and indemnify the Institution, Principal Investigators, all Sub-investigators, Institution’s IRB, its affiliated corporations, and its and their respective directors, regents, trustees, officers, staff, employees and agents (individually and collectively the “Indemnitees”) from any and all judgments, cost, claims, action, demands, suits, liability, loss, damage or expenses including reasonable attorneys’ and experts’ fees and costs through the appellate level (“Claims”) arising from (i) Company’s failure to adhere to the terms of this Agreement, (ii) Company’s use of the Study Data and results, or (iii) Company’s negligence or misconduct; provided, however, that Company will not indemnify or hold harmless the Indemnitees for any Claims to the extent that they are directly caused by (i) the negligence or intentional misconduct of any of the Indemnitees, (ii) any violations of any written instructions from Company or its designee excluding deviations necessary to protect the health, safety or welfare of the Study subjects, or (iii) any unauthorized warranties relating to the Study Drug made by any of the Indemnitees.

7.2

In the event any such Claim is initiated, Institution shall notify Company promptly of receipt of notice of Claim in writing and shall reasonably cooperate in the defense of such lawsuit and permit Company to defend such a Claim at the expense of the Company. Company may not admit fault or liability of behalf of any Indemnitee without the Indemnitee’s prior written consent.

7.3

The Institution agrees to defend, hold harmless and indemnify the Company, its affiliated corporations, and its and their respective directors, officers, staff, employees and agents (individually and collectively the “Company Indemnitees”) from any and all judgments, cost, claims, action, demands, suits, liability, loss, damage or expenses including reasonable attorneys’ and experts’ fees and costs through the appellate level (“Company Claims”) arising from (i) Institution’s failure to adhere to the terms of this Agreement, (ii) Institution’s use of the Study Data and results, or (iii) Institution’s negligence or misconduct; provided, however, that Institution will not indemnify or hold harmless the Company Indemnitees for any Company

Claims to the extent that they are directly caused by (i) the negligence or intentional misconduct of any of the Company Indemnitees, (ii) any violations of any written instructions from Institution or its designee excluding deviations necessary to protect the health, safety or welfare of the Study subjects, or (iii) any unauthorized warranties relating to the Study Drug made by any of the Company Indemnitees.

7.4

In the event any such Company Claim is initiated, Company shall notify Institution promptly of receipt of notice of Company Claim in writing and shall reasonably cooperate in the defense of such lawsuit and permit Institution to defend such a Company Claim at the expense of the Institution. Institution may not admit fault or liability of behalf of any Company Indemnitee without the Company Indemnitee’s prior written consent.

I. Insurance.

8.1

Institution and its employees shall at all times be covered by general liability insurance, with limits of coverage no less than $2,000,000 per occurrence and $2,000,000 in the aggregate and professional liability insurance with limits of coverage no less than $1,000,000 per occurrence and $3,000,000 in the aggregate.  Institution shall provide evidence of such coverage to Company upon request.

8.2

Company agrees to carry and keep in force, at its expense, product liability insurance with limits not less than $1,000,000 and in addition, general liability insurance with limits not less than $1,000,000 per person and $3,000,000 aggregate to cover liability for damages on account of bodily or personal injury or death to any person, or damage to property or any person. Such insurance shall not be canceled for any cause without at least thirty (30) days prior written notice to Institution. Upon written request, Company shall provide a certificate of insurance to Institution.

I. Publicity.  Except as otherwise permitted under Article VI, neither Institution nor the Principal Investigators shall originate any publicity, news release or other public announcement, written or verbal, whether to the public press or otherwise, relating to this Agreement, the Protocol, the Study conducted hereunder, or to any amendment(s) thereto without the other party’s prior review and approval.  The Parties agree that Company may issue  press releases regarding the Study subject to Institution review and approval, and as provided in Article IV with respect to Exhibit C “Mandatory Releases”. Notwithstanding the foregoing, Institution may disclose the Company’s name, total grant amount, and a general, non-confidential title of the Study without Company’s consent in Institution’s annual reports, internal reports, or other such reports on research, and Company may disclose all non-confidential information as it deems necessary towards the commercialization of UMK 121 or for other reasons. The parties will not use the name of the other party, or a variant thereof, in any advertising or promotional material without the other party’s prior written consent, except to state that where trial was conducted and the name of the parties participating.

I. Independent Contractor.  Nothing contained in this Agreement shall be construed as establishing a partnership or joint venture between Company and Institution.  It is expressly understood and agreed that Institution shall at all times act in the capacity of independent contractor and not as an agent of Company.

II.

Agreement Modification.  This Agreement may not be altered, amended or modified except by a written document signed by the Parties.

III. Assignment.  Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party.

IV. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and each Party’s respective successors and assigns.

V. Notice.  All notices or other communications that are required or permitted by this Agreement shall be in writing addressed to the receiving Party’s address as set forth below or to such other address as a Party may designate by notice hereunder, and either (i) delivered by hand, (ii) sent by telex, telecopier or facsimile transmission (and promptly confirmed by personal delivery, registered or certified mail or overnight courier) (iii) sent by nationally recognized overnight courier or (iv) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Company:

Proteonomix Inc.

187 Mill Lane, Mountainside, NJ 07092

Attn: Michael Cohen

Tel. (973) 544-6116

Fax (973) 833-0277

E-mail:

michael.cohen@proteonomix.com

If to Institution:

Attn: Suzanne Liv Page, JD

Director, CRIS

University of Miami

Miller School of Medicine

1400 N.W. 10th Ave., 10th Floor, R45

Miami, FL  33136

Tel:  (305) 243-8596

Fax: (305) 243-5129

E-mail: spage3@med.miami.edu

VI.

Severability.  If any provision of this Agreement, or part thereof, is found by a proper authority to be unenforceable, that provision, or part thereof, shall be stricken and the remainder of the Agreement will continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish as nearly as possible the original intent of the Parties.

VII. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings whether written or oral relating to the subject matter of this Agreement.

VIII.  Disclaimer of Warranties. INSTITUTION AND PRINCIPAL INVESTIGATOR EXPRESSLY DISCLAIM ALL WARRANTIES RELATED TO THE STUDY DATA AND RESULTS, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE.

[signature page to follow]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representatives as of the date written above.

PROTEONOMIX INC.,

UNIVERSITY OF MIAMI

Signature:  ___/s/ Michael Cohen_________

Signature:  __/s/ Suzanne Page______

Name:

Michael Cohen

Name:  Suzanne Liv Page, JD

Title:

CEO

Title:

Director, CRIS

Date:

11/15/2011

Date:

11/11/2011

I understand and agree to the obligations of Principal Investigators in this Agreement.

_____/s/ Andreas G. Tzakis_______

Name: Andreas G. Tzakis, M.D., Ph.D.

Date:

11/2/2011

___/s/ Ian K. McNiece___________

Name: Ian K. McNiece, Ph.D.

Date:

11/3/2011

Exhibit A

Budget

Cost of Study:

In consideration of the activities performed by Institution in accordance with this Agreement, Company agrees to pay Institution the amount of $105,000 upon initiation of this study.  This Amount is to be paid as follows:

1) A first payment of $50,000 shall be paid ten business days following execution of this Agreement by last party to sign; and

2) A second payment of $55,000 shall be paid upon IRB approval.

This total amount is deemed sufficient to cover the direct cost of growth factors for this 10 patient study using G-CSF at approximately $1,500 per patient and Mozobil at approximately $6,500 per patient plus an additional $25,000 for  indirect expenses.

All additional costs are to be born by Institution. Institution shall maintain complete, adequate and accurate accounting records in respect of the Study in accordance with generally accepted accounting principles consistently applied. These records shall be made available for inspection, review, and audit at reasonable times by, and at the sole expense of Company, for a period of one (1) year following the conclusion of the Study. Company will reimburse Institution for any and all subsequent storage costs plus management fee.

Facilities and Study Personnel:

Institution shall arrange and pay for all necessary laboratory and other facilities, equipment, supplies (other than the Study Drug), physicians and clinical support staff required to discharge its obligations under the Study. Institution shall be responsible for determining and fulfilling the terms and payment of compensation, benefits and other conditions of engagement of Principal Investigators, any Subinvestigator and any support staff used in the Study, regardless of whether such individuals are considered employees, agents or independent contractors of Institution.

Fair Market Value:

Institution and Company represent that the amount of compensation to Institution hereunder represents the fair market value for the services that Institution has agreed to render and has not been determined in any manner that takes into account the results of the Study or the volume or value of any referrals or business otherwise generated between Institution and/or Principal Investigators and Company.

Payment:

All payments will be sent to:

University of Miami

Office of Research Administration

P.O. Box 405803

Atlanta, GA 30384-5803

Tax ID# 59-0624458

Invoices:

_____________________

_____________________

_____________________

_____________________

Exhibit B

Protocol

EXHIBIT C

Mandatory Disclosures*

1.

Signing of Agreement.

2.

Protocol Approved by the IRB.

3.

Acceptance of Patients into the Study Specifying the Number of patients Accepted.

4.

Commencement of Trial

5.

Premature Termination/Failure of Trial

6.

Interim Report(s) Based Solely Upon Company’s Opinions of Progress of Trial

7.

Conclusion of Trial

* These Disclosures would be by means of Press Release and simultaneous filing upon Form 8-K.

Endnotes